Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of July 14, 2020, by and between Thomas Sedlak (the “Executive”) and Precision Industries, Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.Term. The Executive’s employment hereunder shall be effective as of the date hereof (the “Effective Date”) and shall continue until July 14, 2025 (the “Termination Date”), unless terminated earlier pursuant to Section 5 of this Agreement.  The Executive and the Live Ventures CEO (as defined below) shall meet and confer at least nine months prior to the Termination Date to discuss any extension and/or modifications to the term of the Agreement (the “Renewal Terms”) and, during the time between such date and the date that is 180 days prior to the Termination Date, determine whether to allow this Agreement to expire in accordance with its terms or reach mutual agreement on the Renewal Terms.  The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

2.Position and Duties.

2.1Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Chief Executive Officer (the “Live Ventures CEO”) of Live Ventures Incorporated (“Live Ventures”), the parent of the Company. In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Live Ventures CEO, which duties, authority, and responsibilities are consistent with the Executive’s position. The Executive shall, if requested, also serve as a member of the board of directors of the Company (the “Board”) or as an officer or director of any affiliate of the Company for no additional compensation.

2.2Duties. During the Employment Term, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to with the prior written consent of the Board act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Live Ventures CEO, provided that such activities do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

Notwithstanding the foregoing, during the Employment Term, the Executive shall be permitted, and does not require the prior written consent of the Board, to continue or expand his passive ownership and operation of farm and/or real estate holdings, which consist of the Executive acting merely and in a customary role as a landlord and which role shall not interfere in the performance of Executive’s duties hereunder.

3.Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located at 99 Berry Rd, Washington, Pennsylvania 15301; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.Compensation.

4.1Base Salary. The Company shall pay the Executive an annual base salary of $275,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. On each anniversary date of the date of this Agreement during the Employment Term, the Executive’s annual base salary shall be increased by 3.5%.  The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2Annual Bonus. A performance bonus, if any, shall be paid following written confirmation of achievement of the Annual Bonus by Live Ventures’ Chief Financial Officer annually (“Annual Bonus”) and within 90 days of the Company’s fiscal year end in accordance with the terms of this Section 4.2:

EBITDA Excess	Bonus Amount
Equal to or greater than $0 and less than $1.0 million	10.0% of EBITDA Excess

Equal to or greater than $1.0 million and less than $2.0 million	12.5% of EBITDA Excess

Equal to or greater than $2.0 million	15.0% of EBITDA Excess

“Base EBITDA” means, for the particular period described below:

Time Period	Base EBITDA
90 days after the date hereof through 90 days after First Anniversary of the date hereof	$6,000,000

91 days after 1st Anniversary of the date hereof through 90 days after Second Anniversary of the date hereof	$6,550,000

91 days after 2nd Anniversary of the date hereof through 90 days after Third Anniversary of the date hereof	$7,400,000

91 days after 3rd Anniversary of the date hereof through 90 days after Fourth Anniversary of the date hereof	$8,200,000

91 days after 4th Anniversary of the date hereof through 90 days after Fifth Anniversary of the date hereof	$8,800,000

Any Annual Bonus is calculated incrementally.  For example purposes only, assume that as of 91 days after the Third Anniversary, the Company generates $11.0 million of EBITDA. As a result, there is $2.8 million of EBITDA Excess.  The Executive would be entitled to an Annual Bonus equal to $345,000 ($100,000 plus $125,000 plus $120,000).  In the event that the Agreement is extended by mutual agreement pursuant to Section 1, each time the Agreement is extended, the Executive and the Live Ventures CEO shall meet any discuss in good faith any changes to the Base EBITDA for purposes of calculating Executive’s Annual Bonus.  If the Employment Term does not exceed 90 days after the Fifth Anniversary, Executive shall receive a pro-rated portion of the Annual Bonus.

“EBITDA” means with respect to each Annual Bonus, operating earnings adjusted to exclude special items and impairments (such special items and impairments to be mutually agreed upon by the Executive and the Live Ventures CEO, both parties agreeing to act reasonably), interest, income tax expense and benefits, depreciation, management fees paid by the Company to Live Ventures, if any, payment of any bonuses by the Company to Executive in connection with EBITDA targets, capitalization of fixed assets, and amortization that are directly related to the operations of the Company’s business.  The calculation of EBITDA shall be consistent throughout the Employment Term.

“EBITDA Excess” means the actual amount of EBITDA in excess of the Base EBITDA.

4.3Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites (including but not limited to any applicable benefits related to health, dental, vision, life, disability, retirement, etc.) consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.  Notwithstanding the foregoing, during the Employment Term, the Company shall provide the Executive with (i) a vehicle allowance of $1,400 dollars per month, (ii) an allowance of

$4,000 to contribute towards the purchase and/or lease of any vehicle that will be used as the Executive’s primary vehicle, (iii) an allowance of $400 per month to contribute towards the premiums of a $4.0 million life insurance policy; provided, however, that the Company shall have the option of purchasing additional coverage on such policy (the “Additional Coverage”) provided that the Company is named as the beneficiary of such Additional Coverage and pays the premiums associated with such Additional Coverage, (iv) an allowance of up to $500 per month to contribute towards the purchase by the Executive of a long-term disability insurance policy providing a disability benefit of at least 80% of the Executive’s Base Salary, and (v) an annual contribution (as determined under a Deferred Compensation Agreement between the Company and Executive) equal to 15% of the Executive’s annual Base Salary; (each individually referred to as an “Executive Fringe Benefit”).

4.4Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to five weeks of paid vacation day per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

4.6Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.7Clawback and Forfeiture Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).  In the event that the Executive materially breaches any of the covenants in Sections 8 or 9, whether during or following his term of employment, the right to any incentive-based or deferred compensation payable to the Executive under this Agreement, or any other agreement or arrangement, and which has not yet been paid or distributed, shall be forfeited immediately;  provided however, that such forfeiture shall not limit recovery of damages that exceed the amount of any such forfeiture.

5.Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 60 days advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1Provision of Written Notice of Intention Not to Extend or For Cause.

(a)The Executive’s employment hereunder may be terminated upon either party providing written notice of its intention not to extend the term of the Agreement in accordance with Section 1 or by the Company for Cause. If the Executive’s employment is terminated upon either party providing written notice of its intention not to extend the term of the Agreement  in accordance with Section 1 or by the Company for Cause, the Executive shall be entitled to receive:

(i)any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii)reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b)For purposes of this Agreement, “Cause” shall mean:

(i)the Executive’s failure to comply with any valid and legal directive of the Live Ventures CEO;

(ii)the Executive’s engagement in illegal conduct or misconduct, which is, in each case, injurious to the Company Group (as defined below) or their respective affiliates;

(iii)the Executive’s conviction of or plea of guilty or nolo contendere for embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(iv)the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v)the Executive’s violation of the written policies or codes of conduct of the Company, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vi)the Executive’s violation of the provisions in Section 9 hereof;

(vii)the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii)the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company of Live Ventures negative publicity or into public disgrace, embarrassment, or disrepute.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of five business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

5.2Without Cause. The Employment Term and the Executive’s employment hereunder may be terminated by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 8, Section 9, and Section 10 of this Agreement and the Executive’s execution of a release of claims in favor of the Company Group and their respective officers and directors in a form provided by the Company (the “Release”), the Executive shall be entitled to receive the following:

(a)continued Base Salary for nine months following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices; and

(b)a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date (as determined in accordance with Section 5.6) occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives and in any event within the 90-day period specified in Section 4.2 above.

5.3[Intentionally left blank.]

5.4Death or Disability.

(a)The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.  Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, for 90 days out of any 365-day period.  Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.5Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 25. The Notice of Termination shall specify:

(a)The termination provision of this Agreement relied upon;

(b)To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)The applicable Termination Date.

5.6Termination Date. The Executive's “Termination Date” shall be:

(a)If the Executive’s employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)If the Executive's employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination; or

(e)If the Employment Term is not extended in accordance with the terms hereof, the Executive’s last day of employment with the Company.

5.7Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.Change in Control Bonus.  In the event of a Change of Control (as defined below) and within six months after the consummation of such Change of Control Executive’s employment is terminated by the Company for any reason other than Cause, death, or disability, then the Company shall pay the Executive an amount equal to Executive’s Base Salary in effect at the time for a period equal to 24 months within 10 business days following such termination.

For purposes of this Agreement, “Change in Control” means (i) the sale, lease, exchange, transfer or other disposition, including the disposition of the Company through bankruptcy proceedings (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board of Directors,) of all or substantially all of the Company’s property and assets; provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control”; and (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity; provided, however, that a merger, consolidation, business combination, or other similar transaction that would result in (1) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the surviving entity and (2) more than 50% of the total number of outstanding shares of the surviving entity’s capital stock, in the case of clauses (1) and (2) above as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the

Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction shall not be deemed a “Change of Control”, and solely for purposes of this proviso, so long as there is no (i) material reduction, without Executive’s consent, of the Executive’s base salary, unless the reduction is generally applicable to substantially all senior executives of the Company, (ii) material reduction on an aggregate basis of the benefits provided to the Executive under the Company’s benefits plans, unless the reduction is generally applicable to substantially all senior executives of the Company, (iii) substantial diminution in the Executive’s authority or duties that is materially inconsistent with his position of Chief Executive Officer prior to such Change of Control without the Company’s consent; and (iv) relocation of more than 50 miles from the Company’s principal place of work that also increases the commute from the Company’s principal residence by more than 50 miles.

7.Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company.

8.Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

8.1Confidential Information Defined.

(a)Definition.

For purposes of this Agreement, “Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b)Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of its businesses. The Executive understands and acknowledges that as a result of these efforts, the Company Group has created, and continues to use and create Confidential Information. This Confidential Information provides the Company Group with a competitive advantage over others in the marketplace.

(c)Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Live Ventures CEO acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Live Ventures CEO acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Live Ventures CEO.

(d)Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Live Ventures CEO.

9.Restrictive Covenants.

9.1Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual and other services the Executive provides to the Company are unique, special, or extraordinary.  The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

9.2Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for two years, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States.

For purposes of this Section 9, “Prohibited Activity” is activity in which the Executive contributes the Executive's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of fabricating or supplying, directly or indirectly, prefinished specialty steel products. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Live Ventures CEO.

9.3Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, or attempt to do so, for two years, beginning on the last day of the Executive’s employment with the Company.

9.4Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company's customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and/or services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, for two years, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

10.Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group, or any Company Group affiliates, businesses, employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.  “Company Group” means, collectively, the Company, Live Ventures, and any of their respective direct or indirect subsidiaries or affiliates.

This Section 10 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

11.Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive's compensation, reflects, in part, the Executive's  obligations and the Company's rights under Section 8, Section 9, and Section 10 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 8, Section 9, and Section 10 of this Agreement or the Company's enforcement thereof.

12.Remedies. In the event of a breach or threatened breach by the Executive of Section 8, Section 9, or Section 10 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security.   In the event of a breach or threatened breach by the Company Group of Section 9, the Company Group hereby consents and agrees that the Executive shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

13.Proprietary Rights.

13.1Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual

Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

13.4No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

14.Security.

14.1Security and Access. The Executive agrees and covenants (a) to comply with all Company Group security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company Group facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company Group property or materials by others.

14.2Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company's request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, thumb drives or other removable information storage devices, hard drives, and data and all Company Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company Group devices, networks, storage locations, and media in the Executive's possession or control.

15.Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company Group and its agents, representatives and licensees, of the Executives name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company Group (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company Group and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company Group’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

16.Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nevada, county of Clark. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by another officer of the Company as designated in writing by the Live Ventures CEO. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

20.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

23.Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement.

24.Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.Section 409A Compliance.

(a)This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)Notwithstanding any other provision of this Agreement, if at the time of the Executive's termination of employment, he is a "specified employee", determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A, that are provided to the Executive on account of his separation from service, shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that otherwise would have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies before the Specified Employee Payment Date, any delayed payments shall be paid to the Executive's estate in a lump sum within two weeks of the Executive's death.

26.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by overnight carrier or electronic mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Precision Industries Inc.

c/o Live Ventures Incorporated

325 E. Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

Attn:  Jon Isaac, President and CEO

Email:  jisaac@isaac.com

If to the Executive:

Thomas Sedlak

87 Porter Hill Road

Washington, Pennsylvania 15301

27.Representations of the Executive. The Executive represents and warrants to the Company that:

(a)The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

28.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

29.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

30.Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRECISION INDUSTRIES, INC.
By:__/s/ Jon Isaac_________________ Name: Jon Isaac Title: President
EXECUTIVE
Signature: ___/s/ Thomas Sedlak_____________ Print Name: Thomas Sedlak